Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Amendment No.6 to the Registration Statement on Form F-3 (Registration No. 333-268501), under the Securities Act of 1933 of our report dated August 25, 2022 with respect to the consolidated balance sheets of Bit Origin Ltd and its subsidiaries as of June 30, 2022, and the related consolidated statements of income and comprehensive income, changes in shareholders’ equity, and cash flows for the fiscal year ended June 30, 2022, and the related notes included in the Annual Report on Form 20-F for the fiscal year ended June 30, 2022. We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.

/s/ WWC, P.C.
WWC, P.C.

San Mateo, California	Certified Public Accountants
April 27, 2023	PCAOB ID: 1171